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                                                                    Exhibit 99.1



              CIT GROUP INC. RECEIVES CONSENTS TO AMEND INDENTURES


LIVINGSTON, NJ, March 3, 2003-- CIT Group Inc. (NYSE: CIT) ("CIT") announced today that it has received the consent from more than 66 2/3% in aggregate principal amount of the holders of its $250,000,000 in principal amount of 6.625% Senior Debt Securities due 2005 (the "Debt Securities") to amend the indenture under which the Debt Securities were issued.

The amendment to the indenture will conform the negative pledge provision to the negative pledge provision in all of CIT's other indentures governing CIT's registered public senior debt securities that are currently outstanding. This amendment will provide CIT and its subsidiaries greater flexibility in structuring financial transactions arising out of CIT's operating businesses.

CIT will pay a cash consent payment of $2.00 per $1,000 in principal amount of the Debt Securities to all holders of record who consented to the proposed amendments on or prior to 5 p.m. on February 28, 2003. CIT anticipates that the amendments will become effective on Monday March 3, 2003 and that the consent payments will be made on March 5, 2003 or shortly thereafter.

Lehman Brothers Inc. acted as Solicitation Agent in connection with the consent solicitation. Questions regarding the terms of the consent solicitation may be directed to Lehman Brothers Inc. at toll free: 800-438-3242 or local:
212-528-7581.

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has nearly $50 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT holds leading positions in vendor financing, U.S. factoring, equipment and transportation financing, Small Business Administration loans, and asset-based and credit-secured lending. CIT, with its principal offices in New York City and Livingston, New Jersey has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.